F I N D E X . C O M ,   I N C .

By Email
                             June 6, 2013
Dan Siejk
Joseph Zenstein
Next Level Hockey, LLC
1 Kimberly Road, Suite 105
East Brunswick, New Jersey 08816

Re:	Binding Letter of Intent

Dear Mr. Siejk:

This letter of intent (“Letter of Intent”) sets forth a binding agreement among Findex.com, Inc. a Nevada corporation with its only class of common stock registered under Section 12g, and subject to the periodic and other reporting requirements of Section 13(a), of the U.S. Securities Exchange Act of 1934, as amended (“Findex”),  Next Level Hockey, LLC a New Jersey  limited liability company (“Next Level”), each of yourselves as the individual holders of 100% of the issued and outstanding Next Level membership interests as of the date hereof, and myself in connection with a series of transactions (the “Transactions”) involving the issuance by Findex of a number of shares of its common stock to you equal to seventy percent (70%) of the pre-closing issued and outstanding shares of Findex on a fully-diluted basis in exchange for 100% of the issued and outstanding Next Level membership interests (the “Business Combination”).

The proposed terms of the Transactions are as follows:

1.           Definitive Agreements.  Consummation of the Business Combination will be subject to the negotiation and execution of mutually satisfactory definitive agreements (the “Definitive Agreements”), setting forth the specific terms and conditions of the Transactions proposed hereby.  The execution of the Definitive Agreements by the parties is subject to approval by the Findex board of directors and the managing members of Next Level. The parties will use their reasonable best efforts to negotiate in good faith the Definitive Agreements, which shall contain, among other terms and conditions, and in addition to those basic terms outlined above, the following provisions:

(a)	Closing of the Transactions shall be subject to due diligence.

(b)
The current directors of Findex shall resign effective immediately after the closing of the Business Combination, with such vacancies filled by the three (3) nominees of Next Level, one (1) nominee of Findex, and one (1) nominee to be mutually agreed upon by both parties.

(c)
Any required and necessary third-party consents shall be obtained prior to execution of the Definitive Agreements, including, but not limited to, any consents required to be obtained from Findex’s lenders, creditors, vendors and/or lessors.

18151 Lafayette Avenue • Elkhorn, Nebraska 68022 • Telephone (402) 333-1900

Next Level Hockey, LLC                                                                                                                                                                                                                                                                                                                                             FINDEX.COM, INC.
Binding Letter of Intent
June 6, 2013
 - Page 2 -

The Definitive Agreements shall be in a form customary for transactions of this type and will include, in addition to those matters specifically set forth in this letter, customary representations, warranties, indemnities, covenants and agreements of Next Level and Findex, customary conditions of closing and other customary matters.

2.           Conduct of Business.  Prior to the execution of the Definitive Agreement, each of Findex and Next Level will conduct their respective operations in the ordinary course consistent with past.

3.           Public Announcements.  The parties agree that, (i) within no more than four (4) business days Findex will make public the contents of some or all of this Letter of Intent pursuant to the filing by it of a current report on Form 8-K, and (ii) that, within its discretion, Findex may issue, either concurrently with or subsequent to the filing of the aforementioned current report on Form 8-K, a press release relating to the same subject matter.

4.           Confidentiality.  Each party and its representatives, officers, managers, employees and/or advisors, including accountants and legal advisors, will provide the other parties and their representatives, officers, managers, employees and/or advisors, including accountants and legal advisors, with all information, books, records and property (collectively, “Transaction Information”) that such other parties may request and reasonably consider necessary or appropriate in connection with its due diligence inquiry.  Each party agrees to make available to the other party such officers, managers, employees, and/or advisors as reasonably requested by the other parties for meetings, visits, questions and discussions concerning each other and the Transactions.  Each of the parties shall reasonably maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction.

5.           Exclusivity.  In consideration for the mutual covenants and agreements contained herein, until the termination of this Letter of Intent in accordance with its terms, Findex, its officers, directors, employees, shareholders and other representatives, will not, and will not permit any of their respective affiliates to, directly or indirectly, solicit, discuss, accept, approve, respond to or encourage (including by way of furnishing information) any inquiries or proposals relating to, or engage in any negotiations with any third party with respect to any transaction similar to the Business Combination or any transaction involving the transfer of a significant or controlling interest in the assets or capital stock of Findex, including, but not limited to, a merger, acquisition, strategic investment or similar transaction (“Acquisition Proposal”).  Findex and its officers or their respective affiliates will immediately notify Next Level in writing of the receipt of any third party inquiry or proposal relating to an Acquisition Proposal and will provide Next Level with copies of any such notice inquiry or proposal.  Notwithstanding the foregoing, nothing in this Section 5 will be construed as prohibiting the board of directors of Findex from (a) making any disclosure to its stockholders required by applicable law; or (b) responding to any unsolicited proposal or inquiry to Findex (other than an Acquisition Proposal) by a third party by advising such third party the existence of this Section 5.

18151 Lafayette Avenue • Elkhorn, Nebraska 68022 • Telephone (402) 333-1900

Next Level Hockey, LLC                                                                                                                                                                                                                                                                                                                                             FINDEX.COM, INC.
Binding Letter of Intent
June 6, 2013
 - Page 3 -

6.           Termination.  This letter of intent may be terminated (a) by mutual written consent of the parties hereto at any time, or (b) by either party on or after June 30, 2013 if and to the extent that Definitive Agreements have not been executed by the parties as of such date.

7.           Expenses.  Each of the parties will be responsible for its own expenses in connection with the Transactions, including fees and expenses of legal, accounting and financial advisors.

8.           Compliance with the Securities Laws.  Next Level acknowledges that it and its managing members, non-managing members, employees and other representatives may, in connection with their consideration of the Transactions, come into possession of material non-public information about Findex.  Accordingly, Next Level will use its best efforts to ensure that none of its managing members, non-managing members, employees and/or other representatives will trade (or cause or encourage any third party to trade) in any securities of Findex while in possession of any such material, non-public information.

9.           Counterparts.  This Letter of Intent maybe executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Emailed .PDF copies of signatures shall be treated as originals for all purposes.

      10.           Binding Effect.  The above provision shall be deemed binding obligations of the parties, enforceable against them in accordance with their terms and the laws of the State of Nevada.

Very truly yours,

FINDEX.COM, INC.

By:	/s/ Steve Malone
Name:	Steve Malone
Title	Chief Executive Officer

Agreed and Accepted:

NEXT LEVEL HOCKEY, LLC

By:	/s/ Dan Siejk
Name:	Dan Siejk
Title	Authorized Managing Member

/s/ Dan Siejk
Dan Siejk

/s/ Joseph Zenstein
Joseph Zenstein

18151 Lafayette Avenue • Elkhorn, Nebraska 68022 • Telephone (402) 333-1900